Exhibit 10.3

[Pursuant to Item 601(b)(2)(ii) of Regulation S-K, certain terms to this exhibit have been omitted as they are both not material and of the type that the registrant treats as private or confidential. A copy of unredacted copy of the exhibit will be furnished supplementally to the SEC upon request.]

13 December 2023

Dr. Phua Chum Mok

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Dear Dr. Puah,

Re: Transition to Consultancy Role

I am writing to formally acknowledge the mutual understanding of the termination of your current employment with Biomax Holdings Pte Ltd. Your contributions to the company have been highly valued, and we are grateful for your dedicated service.

I am pleased to inform you that despite the conclusion of your current employment, we are eager to retain your expertise in a consultancy capacity. Commencing 1 January 2024, you will transition into the role of a consultant for Biomax Holdings.

In your new capacity, you will be responsible for providing consultancy advice to both Biomax Holdings Pte Ltd and our subsidiary, Blu Bio Sdn Bhd, as and when required. This may involve occasional visits to the Biomax office or other locations based on project needs which you may submit the necessary

For any claims related to your overseas trip to Blu Bio Sdn Bhd, we encourage you to submit the necessary details through the appropriate channels for processing.

In terms of compensation, a consultant fee of S$[       ] will be remitted to you on the last day of every month via bank transfer, starting from 31 January 2024. This arrangement will continue until further notice.

We would like to emphasize the importance of maintaining confidentiality in your new role. All documents and information provided to you during your consultancy are to be treated as confidential, and you are expected not to release any information to external parties.

If you have any questions or require further clarification, please feel free to contact the HR department.

We look forward to your continued contributions in your new capacity as a consultant and wish you success in all your future endeavors.

Thank you for your dedication and service to Biomax.

Yours Sincerely,

/s/ Sim Eng Tong
Sim Eng Tong
Chief Executive Officer

Biomax Green Pte Ltd

3 Kim Chuan Lane

#02-01

Singapore 537069